Exhibit 10.6

SEPARATION AGREEMENT AND RELEASE

THIS SEPARATION AGREEMENT AND RELEASE (“Agreement”) is made by and between David Sikora (“Employee”) and Pervasive Software Inc., a Delaware corporation (the “Company” and together with Employee, the “Parties”).

RECITALS

WHEREAS, Employee was employed by the Company as its President and Chief Executive Officer;

WHEREAS, Employee and Company entered into an Agreement Respecting Trade Secrets, Inventions, Copyrights and Patents dated January 2, 2002.

WHEREAS, the Company granted Employee certain options (the “Option”) to purchase shares of the Company’s Common Stock subject to the terms and conditions of the Company’s 1997 Stock Incentive Plan (the “Incentive Plan”) and the Stock Option Agreements between the Company and Employee (the “Stock Option Agreements”), reflecting Option grants as follows: December 31, 2001 (200,000 Options); January 2, 2002 (136,984 Options); January 2, 2002 (363,016 Options); June 19, 2003 (200,000 Options); and December 17, 2003 (200,000 Options).

WHEREAS; the Company and Employee have agreed that Employee’s employment as President and CEO and service on the Company’s Board of Directors and with any of the Company’s subsidiaries will terminate effective January 23, 2006 (the “Termination Date”);

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions and demands that Employee may have against the Company, including, but not limited to, any and all claims arising or in any way related to Employee’s employment and/or board service with or separation from the Company;

NOW, THEREFORE, in consideration of the promises made herein, the Parties hereby agree as follows:

COVENANTS

1. Consideration.

(a) The Company agrees to pay to Employee (i) a lump sum payment in the amount of $150,000, less applicable withholding, on or before January 31, 2006 (provided that the Effective Date of this Agreement is on or before January 31, 2006), and (ii) $150,000, less applicable withholding, payable in equal monthly installments in accordance with the Company’s regular payroll practices for twelve (12) months, beginning with the first payroll period following the Effective Date of this Agreement. The Parties agree that all payments pursuant to this paragraph 1(a) will be made prior to March 15, 2007. Employee will not be eligible to receive 401K matching contributions for 2006 plan contributions, incentive bonuses or any other type of bonus after the Termination Date.

(b) During the 12 months following the Termination Date (the “Transition Period”), Employee agrees to be reasonably available to consult with the Company on business matters on a limited, as-needed, as agreed basis. Employee will not receive additional compensation for any consulting duties contemplated by this Agreement beyond the payments referenced herein, unless otherwise negotiated between the Parties. Employee agrees to keep the Company informed of his current contact information during the Transition Period and to cooperate with reasonable requests by the Company to consult on matters relating to his former position. Employee understands and acknowledges that the Company will not provide office space, supplies or equipment following the Termination Date, with the exception that Employee will be allowed to continue to use the cell phone and computer previously provided to him by the Company during the Transition Period. The Company agrees to provide the following administrative support: access to Employee’s Company email address for thirty (30) days from the Termination Date; forwarding of all personal phone calls, electronic mail, regular mail and voice mails to Employee during the Transition Period to addresses designated by Employee. Employee understands and acknowledges that, following the Termination Date, he is not entitled to represent himself to clients, suppliers, investors, or the general public as a representative of the Company without prior consent by the Company. Employee further agrees that the Agreement Respecting Trade Secrets, Inventions, Copyrights and Patents shall remain in full force and effect during the Transition Period. The Parties agree that the Company shall no longer provide Employee with any material non-public information after the Termination Date, unless such disclosure is necessary for Employee’s provision of consulting duties, and is by mutual agreement.

(c) Employee will execute a written resignation of his employment as President and CEO and his position as a director effective January 23, 2006 and will cooperate with the Company to provide any required written resignation of any positions held with any of the Company’s subsidiaries and joint venture partners. Employee will be retained in employee status on the payroll through January 31, 2006; provided, however, that the last date Employee will provide services as President and CEO and as a member of the board of directors is January 23, 2006. Employee agrees that he will utilize available paid time off (PTO) as compensation for the period January 23, 2006 through January 31, 2006. Employee and the Company agree to use their best efforts to complete the resignation process at the earliest date. The Company agrees to negotiate in good faith a mutually agreeable public statement regarding Employee’s departure from the Company.

(d) The Company agrees to provide Employee with a lump sum payment of $21,273.60 on or before January 31, 2006, provided the Effective Date of this Agreement occurs on or prior to January 31, 2006, which payment is intended to compensate Employee for twelve (12) months of health insurance continuation premiums. Employee represents that registering for and maintaining participation in the Company’s COBRA medical plan will be his sole responsibility upon the termination of the Transition Period.

(e) Employee acknowledges that without this Agreement, he is otherwise not entitled to the consideration listed in paragraphs 1(a) and 1(d).

2. Stock. The Parties agree that Employee is vested in and is entitled to purchase from the Company 900,000 shares of Company common stock pursuant to the exercise of the Options and that the vesting of any unvested Options shall cease as of the Termination Date. The exercise of the vested shares shall continue to be subject to the terms and conditions of the Incentive Plan and the Stock Option Agreements; provided, however that Employee shall be entitled to exercise any or all of the vested Options at any point between the Termination Date and that date which is 90 calendar days from the last day that Employee is a Service Provider as defined in the Incentive Plan. The Company warrants that Employee will be considered a Service Provider for the duration of the Transition Period. The Company agrees Employee shall be entitled to the same treatment and shall receive the same level of service from the Plan Administrator as any other officer of the Company when exercising his Options.

3. Benefits. Subject to Employee’s rights in paragraph 1(d), Employee’s participation in all benefits and incidents of employment ceased on the Termination Date. Employee ceased accruing employee benefits, including, but not limited to, vacation time and paid time off, as of the Termination Date.

4. Confidential Information/Property Return. Employee agrees to hold in strictest confidence, and not to use or disclose to any person, firm, corporation or entity, any of the Company’s Confidential Information. “Confidential Information” shall mean any information that relates to the Company’s actual or anticipated business or research and development, technical data, trade secrets or know-how, including, but not limited to, research, product plans or other information regarding the Company’s products or services and markets therefor, customer lists and customers (including, without limitation, the Company’s customers on whom Employee called or with whom Employee became acquainted during the term of his employment), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, financing activities (including, without limitation, proposed, pending or completed debt or equity financings of the Company), business combinations (including, without limitation, proposed, pending or completed acquisitions) or other business information. Confidential Information does not include any of the foregoing items that is or becomes publicly known through no wrongful act or omission of Employee or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof. Employee acknowledges and agrees that his compliance with this paragraph 4 is a condition of his receiving the consideration in paragraph 1 and that the Company will be entitled to cease payment of any salary continuation payments remaining due per paragraph 1(a)(ii) should Employee violate the provisions of this paragraph 4. Employee shall return all of the Company’s property and confidential and proprietary information in his possession to the Company, including but not limited to computer disks, tapes, or other data storage media; credit cards; keys; notebooks; and any copies or originals of Company documents (in whatever form, electronic or otherwise). By signing this Agreement, Employee represents and warrants that he has returned all Company property, including, without limitation, all computers, telephones, or similar equipment and devices, with the exception of the cell phones and computers that Company agrees Employee may continue to use during the Transition Period in connection with his consultant duties.

5. Payment of Compensation. Employee acknowledges and represents that the Company has paid all salary, wages, bonuses and any and all other compensation and benefits due to Employee, except as otherwise noted in this Agreement and that the Company will, on or before January 31, 2006, pay Employee for any and all accrued vacation earned but not used as of January 31, 2006.

6. Indemnification. The parties acknowledge and agree that Employee shall retain his Corporate Status as defined under the Indemnification Agreement during the Transition Period and be entitled to rights of indemnification as provided in the Indemnification Agreement.

7. Release of Claims. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations and assigns, and each of the current and former officers, directors, employees, affiliates, agents and representatives of each such person or entity (collectively, the “Releasees”). The Company also agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to the Company by Employee.

Employee hereby and forever releases the Releasees from, and the Company, including its controlled affiliates and their respective directors and officers, hereby and forever releases the Employee from (the party making such release, the “Releasing Party” and the party or parties benefiting from such release, the “Other Party”), and agrees not to sue concerning, or in any manner to institute, prosecute or pursue, any claim, complaint, charge, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that the Releasing Party may possess against the Other Party(s) arising from any omissions, acts or facts that have occurred up until and including the date hereof, including, without limitation,

(a) any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship;

(b) any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud; misrepresentation; breach of fiduciary duty; breach of duty under applicable state corporate law; and securities fraud under any state or federal law;

(c) any and all claims under the law of any jurisdiction including, but not limited to, wrongful discharge of employment; constructive discharge from employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion; workers’ compensation and disability benefits;

(d) any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of

1991; the Age Discrimination in Employment Act of 1967; the Americans with Disabilities Act of 1990; the Fair Labor Standards Act; the Employee Retirement Income Security Act of 1974; The Worker Adjustment and Retraining Notification Act; the Older Workers Benefit Protection Act; the Family and Medical Leave Act; the Texas Payday Act, Tex. Lab. Code sec. 21.001 et seq., or any other provision of the Texas Labor Code;

(e) any and all claims for violation of the federal, or any state, constitution;

(f) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(g) any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and

(h) any and all claims for attorneys’ fees and costs

The Company and Employee agree that the mutual release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released by either party. This release does not extend to any obligations incurred under this Agreement by either party.

8. Acknowledgement of Waiver of Claims Under ADEA. Employee acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Employee and the Company agree that this waiver and release does not apply to any rights or claims that may arise under ADEA after the Effective Date of this Agreement. Employee acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that he has been advised by this writing that:

(a) he should consult with an attorney prior to executing this Agreement;

(b) he has up to twenty-one (21) days within which to consider this Agreement;

(c) he has seven (7) days following his execution of this Agreement to revoke this Agreement;

(d) this Agreement shall not be effective until the revocation period has expired; and

(e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.

9. Unknown Claims. Employee represents that he is not aware of any claim other than the claims that are released by this Agreement. The Company represents that it is not aware of any claim other than the claims that are released by this Agreement. Both Parties acknowledge that they have been advised to consult with legal counsel.

10. No Pending or Future Lawsuits. Employee represents that he has not brought and does not intend to bring any claims on behalf of the Employee or on behalf of any other person or entity against the Company or any other person or entity referred to herein, including, without limitation, any of the Releasees. The Company represents that it has not brought and does not intend to bring any claims on behalf of the Company or on behalf of any other person or entity against the Employee.

11. Confidentiality. The Parties acknowledge that Employee’s agreement to keep the terms and conditions of this Agreement confidential was a material factor on which all parties relied in entering into this Agreement. Employee and Company agree to maintain in confidence the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as “Settlement Information”). Employee and Company agree to disclose Settlement Information only to those board members (in case of disclosure by the Company), attorneys, advisors, and immediate family members who have a reasonable need to know of such Settlement Information. This confidentiality provision is an essential aspect of the consideration for the Company entering into this Agreement. If Employee, or anyone acting at his direction, violates this provision, the Company will be entitled to cease payments for any salary continuation not yet paid per paragraph 1(a)(ii). The Parties agree that this confidentiality provision is not intended to limit the obligation of any party or person to provide testimony before any court or legislative, regulatory or administrative body, to disclose the Agreement in proceedings to enforce this Agreement, or to comply with any court order or law, or with respect to any disclosures required by any government agencies, including securities act filings. If any portion of this Settlement Information is publicly disclosed by the Company to any governmental agency, or through no wrongful act or omission of Employee, Employee shall no longer be subject to this confidentiality provision.

12. Cooperation with Company: Employee agrees to cooperate, at the request of the Company, in the defense and/or prosecution of any charges, claims, investigations (internal or external), administrative proceedings and/or lawsuits relating to matters occurring during Employee’s period of employment. The Company agrees to pay Employee a reasonable fee commensurate with the required services for the time expended in the defense and prosecution of such matters.

13. No Cooperation with Third Parties. Employee agrees that he will not encourage, counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company, including executive staff and Board Members, unless under a subpoena or other court order to do so. Employee shall inform the Company in writing within three (3) days of receiving any such subpoena or other court order.

14. Non-Disparagement. The Parties agree that they shall not make or publish any disparaging or defamatory remarks or comments expressly or by implication regarding one another, or the services or products developed or sold by the other Party or the Company’s executive staff or Board of Directors (individually or as a group); provided, however, that the

Company’s obligations in this regard shall extend only to its Board of Directors and executive staff.

15. Non-Solicitation. Employee agrees that during the Transition Period, Employee shall not either directly or indirectly solicit, induce, or recruit any of the Company’s current employees at a manager level or above, developers or sales representatives to leave their employment, or attempt to do so, either for himself or any other person or entity.

16. No Admission of Liability. The Parties understand and acknowledge that this Agreement constitutes a compromise and settlement of actual or potential disputed claims. No action taken by the Parties hereto, or either of them, either previously or in connection with this Agreement shall be deemed or construed to be:

(a) an admission of the truth or falsity of any claims made or any potential claims; or

(b) an acknowledgment or admission by either party of any fault or liability whatsoever to the other party or to any third party.

17. Costs. The Company shall reimburse Employee for attorneys’ fees and other fees associated with the preparation, negotiation and execution of this agreement up to $5,000, subject to Employee’s providing the Company with a copy of the relevant invoice from his counsel (redacted as necessary to protect the attorney-client privilege).

18. Arbitration. The Parties agree that any and all disputes arising out of the terms of this Agreement, their interpretation, and any of the matters herein released, shall be subject to binding arbitration in Travis County, Texas before the American Arbitration Association under its National Rules for the Resolution of Employment Disputes. The Parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The Parties agree that the prevailing party in any arbitration shall be awarded its reasonable attorneys’ fees and costs. The Parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. This paragraph will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of their dispute relating to Employee’s obligations under this Agreement and the Agreement Respecting Trade Secrets, Inventions, Copyrights and Patents.

19. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

20. No Representations. Each Party represents that it has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. In entering into this Agreement, neither Party has relied upon any representations or statements made by the other Party hereto which are not specifically set forth in this Agreement.

21. Severability. In the event that any provision, or any portion thereof, becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision or portion of said provision.

22. Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Employee concerning the subject matter of this Agreement and Employee’s relationship with the Company, and supersedes and replaces any and all prior agreements and understandings between the Parties concerning the subject matter of this Agreement and Employee’s relationship with the Company, with the exception of the Stock Option Agreements, the Plan and the Agreement Respecting Trade Secrets, Inventions, Copyrights and Patents, and the Indemnification Agreement.

23. No Waiver. The failure of the Company to insist upon the performance of any of the terms and conditions in this Agreement, or the failure to prosecute any breach of any of the terms and conditions of this Agreement, shall not be construed thereafter as a waiver of any such terms or conditions. This entire Agreement shall remain in full force and effect as if no such forbearance or failure of performance had occurred.

24. No Oral Modification. This Agreement may only be amended in a writing signed by Employee and the Chairman of the Board of Directors of the Company.

25. Governing Law. This Agreement shall be construed, interpreted, governed, and enforced in accordance with the laws of the State of Texas, without regard to choice-of-law provisions. Employee hereby consents to personal and exclusive jurisdiction and venue in the State of Texas.

26. Attorneys’ Fees. In the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, plus reasonable attorneys’ fees, incurred in connection with such an action.

27. Effective Date. This Agreement is effective after it has been signed by both Parties and after seven (7) days have passed since Employee has signed the Agreement.

28. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

29. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:

(a) they have read this Agreement;

(b) they have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(c) they understand the terms and consequences of this Agreement and of the releases it contains; and

(d) they are fully aware of the legal and binding effect of this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Pervasive Software Inc.

Dated: January 23, 2006	By:	/s/ SHELBY H. CARTER
	Name:	Shelby H. Carter
	Title:	Chairman of the Board

David Sikora, an individual

Dated: January 23, 2006	/s/ DAVID SIKORA
David Sikora

[SIGNATURE PAGE TO SEPARATION AGREEMENT AND RELEASE]